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Plan and Agreement of Distribution

This Plan and Agreement is between Strategist World Fund, Inc. (the "Company") on behalf of its underlying series funds: Strategist Emerging Markets Fund and Strategist World Technologies Fund (each referred to as the "Fund" and collectively referred to as the "Funds"); and American Express Service Corporation ("AESC"), the principal underwriter of the Funds, for distribution services to the Funds.

The Plan and Agreement has been approved by members of the Board of Directors (the "Board") of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the plan or any related agreement, and all of the members of the Board, in person, at a meeting called for the purpose of voting on the Plan and Agreement.

The Plan and Agreement provides that:

1. The Company will reimburse AESC for all sales and promotional expenses attributable to the sale of the Funds' common stock, including sales commissions, business and employee expenses charged to distribution of shares, and corporate overhead appropriately allocated to the sale of shares.

2. The amount of the reimbursement shall be equal on an annual basis to 0.25% of the average daily net assets of each Fund. The amount so determined shall be paid to AESC in cash within five
(5) business days after the last day of each month. AESC agrees that if, at the end of any month, the expenses of a Fund, including fees under this agreement and any other agreement between a Fund and AESC, or American Express Financial Corporation, but excluding taxes, brokerage commissions and charges in connection with the purchase and sale of assets exceed the most restrictive applicable state expense limitation for a respective Fund's current fiscal year, that Fund shall not pay fees and expenses under this agreement to the extent necessary to keep the Fund's expenses from exceeding the limitation, it being understood that AESC will assume all unpaid expenses and bill that Fund for them in subsequent months, but in no event can the accumulation of unpaid expenses or billing be carried past the end of the Fund's fiscal year.

3. Until October 31, 1997, AESC has agreed to waive fees and to absorb fund expenses under this agreement. If, at the end of any month, the fees and expenses of a Fund under this agreement and any other agreement between the Fund and AESC exceed 2.20% for Emerging Markets Fund or 1.50% for World Income Fund, that Fund shall not pay fees and expenses under this agreement to the extent necessary to keep the Emerging Markets and World Technologies Funds' expense ratio from exceeding the limitation.

4. AESC agrees to provide at least quarterly an analysis of distribution expenses and to meet with representatives of the Company as reasonably requested to provide additional information.
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5.          The Plan and Agreement shall continue in effect for a
period of more than one year provided it is reapproved at least annually in the same manner in which it was initially approved.

6. The Plan and Agreement may not be amended to increase materially the amount that may be paid by the Company without the approval of at least a majority of the Funds' outstanding common stock. Any other amendment must be approved in the manner in which the Plan and Agreement was initially approved.

7. This agreement may be terminated (by each Fund or by both Funds) at any time without payment of any penalty by a vote of a majority of the members of the Board who are not interested persons of the Company and have no financial interest in the operation of the Plan and Agreement, or by vote of a majority of the outstanding shares of the respective Fund, or by AESC. The Plan and Agreement will terminate automatically in the event of its assignment as that term is defined in the Investment Company Act of 1940.

Approved this 13th day of November, 1996.

STRATEGIST WORLD FUND, INC.
            Strategist Emerging Markets Fund
            Strategist World Technologies Fund






     /s/ James A. Mitchell
James A. Mitchell
President



AMERICAN EXPRESS SERVICE CORPORATION





      /s/ Richard W. Kling
Richard W. Kling
Vice President